Exhibit 99.1


            Ingles Markets, Incorporated Reports Increased
               Sales and Income for First Quarter 2007


    ASHEVILLE, N.C.--(BUSINESS WIRE)--Feb. 1, 2007--Ingles Markets, Incorporated (NASDAQ: IMKTA) today reported a 44% increase in net income and a 10% increase in net sales for its first fiscal quarter ended December 30, 2006. For the December 2006 quarter, net income increased $3.4 million to $11.2 million, compared with net income of $7.8 million for the quarter ended December 2005.

    Commenting on the results, Robert P. Ingle, chief executive officer, said, "Holiday-related sales were very strong for us this quarter. Our customers benefited from our combination of promotions, every day low pricing and convenience."

    Financial Results

    Net sales increased 10.0% to $685.7 million for the quarter ended December 30, 2006 compared with $623.4 million for the quarter ended December 24, 2005. Sales increased in every major department, led by increases in the gasoline, pharmacy and deli departments. Grocery segment comparable store sales growth was 10.4%. Both average weekly customer visits and the average purchase amount increased over the comparative first quarters.

    Excluding gasoline sales, first quarter fiscal 2007 net sales increased 7.1% and grocery segment comparable store sales increased 7.4% compared with the first quarter of fiscal 2006. Gasoline gallons sold increased by 70.1% and the average sales price per gallon decreased approximately 18 cents compared with the first quarter of fiscal 2006.

    Gross profit for the first quarter of fiscal 2007 increased 6.7% to $164.9 million, an increase of $10.4 million compared with the first quarter of fiscal 2006. Gross profit as a percentage of sales was 24.0% for the first quarter of fiscal 2007 compared with 24.7% for the first quarter of fiscal 2006. Excluding lower margin gasoline sales, grocery segment gross profit as a percentage of sales was level with last year at 26.3% in the first quarter of fiscal 2007 compared with 26.4% for the first quarter of fiscal 2006.

    Operating expenses decreased as a percentage of sales to 19.9% for the first fiscal 2007 quarter compared with 21.0% for the first fiscal 2006 quarter. Most of this percentage decrease is attributable to leveraging more sales over the Company's cost structure, including labor costs. Moderating energy costs and decreases in equipment expenses, professional fees and insurance also contributed.

    Net rental income and other income decreased by a combined $0.4 million in the first fiscal 2007 quarter compared with the first fiscal 2006 quarter. Higher real estate operating costs and losses on assets taken out of service accounted for much of the decline.

    Interest expense decreased $0.3 million for the three-month period ended December 30, 2006 to $12.0 million compared with $12.3 million for the three-month period ended December 24, 2005. Total debt at December 2006 was $556.1 million compared with $564.3 million at December 2005. Available borrowings under the Company's lines of credit totaled $126.2 million and the book value of unencumbered property totaled approximately $486.8 million at December 30, 2006.

    Net income for the December 2006 quarter totaled $11.2 million, 43.7% higher than net income of $7.8 million for the December 2005 quarter. Basic and diluted earnings per share for the Company's publicly traded Class A common stock were $0.48 and $0.46 per share, respectively, for the December 2006 quarter compared with $0.33 and $0.32 per share, respectively, for the December 2005 quarter.

    Capital expenditures totaled $19.2 million for the first quarter of fiscal year 2007. During the first quarter, Ingles opened one new store, closed one store, completed one major remodel, and added one fuel/convenience center and two fuel centers at existing store locations. Ingles' capital expenditure plans for fiscal 2007 include investments of approximately $100 million. For the balance of this fiscal year, the Company plans to open three new or replacement stores, remodel three stores and add fuel stations at 13 existing stores.

    During the first quarter of fiscal 2007, closing prices for Ingles' publicly traded Class A common stock ranged from $25.64 to $30.22 per share. During January 2007, the Class A common stock reached an all-time high closing price of $36.81 per share. According to Supermarket News, Ingles' Class A common stock increased 90.4% during calendar year 2006, an increase that ranked second out of twenty-seven supermarket stocks tracked by the publication. The Class A common stock pays dividends of $0.66 per share annually. Robert P. Ingle, chief executive officer, said, "We appreciate the market's recognition of our strong financial results following a number of relatively flat years for our stock price. Last year marked our 42nd consecutive year of sales growth and this quarter's results are setting the pace for another excellent year."

    The comments in this press release contain certain forward-looking statements. Ingles undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. Ingles' actual results may differ materially from those projected in forward-looking statements made by, or on behalf of, Ingles. Factors that may affect results include changes in business and economic conditions generally in Ingles' operating area, pricing pressures, increased competitive efforts by others in Ingles' marketing areas and the availability of financing for capital improvements. A more detailed discussion of these factors may be found in reports filed by the Company with the Securities and Exchange Commission including its 2006 Form 10-K and Form 10-Q for the quarter ended December 30, 2006.

    Ingles Markets, Incorporated is a leading supermarket chain with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 197 supermarkets. In conjunction with its supermarket operations, the Company also operates 74 neighborhood shopping centers, all but 19 of which contain an Ingles supermarket. The Company's Class A Common Stock is traded on The NASDAQ Stock Market's Global Market under the symbol IMKTA. For more information, visit Ingles' website at www.ingles-markets.com.


                     INGLES MARKETS, INCORPORATED
             (Amounts in thousands except per share data)

                    Unaudited Financial Highlights
       Condensed Consolidated Statements of Income (Unaudited)
                                                    Quarter Ended
                                               -----------------------
                                                Dec. 30,    Dec. 24,
                                                  2006        2005
                                               ----------- -----------
Net sales                                        $685,699    $623,394
Gross profit                                      164,863     154,487
Operating and administrative expenses             136,464     131,414
Rental income, net                                  1,023       1,284
Income from operations                             29,422      24,357
Other income, net                                     609         740
Interest expense                                   12,006      12,327
Income taxes                                        6,857       5,000
Net income                                        $11,168      $7,770

Basic earnings per common share - Class A           $0.48       $0.33
Diluted earnings per common share - Class A         $0.46       $0.32
Basic earnings per common share - Class B           $0.43       $0.30
Diluted earnings per common share - Class B         $0.43       $0.30

Additional selected information:
Depreciation and amortization expense             $15,152     $14,755
Rent expense                                       $4,532      $6,129

          Condensed Consolidated Balance Sheets (Unaudited)

                                                Dec. 30,    Sept. 30,
                                                  2006        2006
                                               ----------- -----------
ASSETS
  Cash and cash equivalents                       $11,478     $17,540
  Receivables-net                                  46,481      43,594
  Inventories                                     231,333     215,369
  Other current assets                              9,714       9,315
  Property and equipment-net                      774,833     771,628
  Other assets                                     10,071      17,528
                                               ----------- -----------
TOTAL ASSETS                                   $1,083,910  $1,074,974
                                               =========== ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

  Current maturities of long-term debt            $52,385     $33,666
  Accounts payable, accrued expenses and
   current portion of other long-term
   liabilities                                    189,111     185,195
  Deferred income taxes                            20,609      22,673
  Long-term debt                                  503,672     522,649
  Other long-term liabilities                       5,984       6,118
                                               ----------- -----------
    Total Liabilities                             771,760     770,301
  Stockholders' equity                            312,150     304,673
                                               ----------- -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY     $1,083,910  $1,074,974
                                               =========== ===========


    CONTACT: Ingles Markets
             Ron Freeman, 828-669-2941 Ext. 223
             Chief Financial Officer